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                                                                  Exhibit 4.2(b)

                       FIRST AMENDMENT TO RIGHTS AGREEMENT

         THIS FIRST AMENDMENT (the "FIRST AMENDMENT") to the RIGHTS AGREEMENT (the "AGREEMENT") dated as of December 31, 1997 between INNOTRAC CORPORATION, a Georgia corporation ("INNOTRAC") and RELIANCE TRUST COMPANY as Rights Agent ("RELIANCE") is made as of the 30th day of November, 2000 between Innotrac, Reliance and SUNTRUST BANK ("SUNTRUST").

                                   WITNESSETH:

         WHEREAS, the parties desire and deem it to be in their mutual best interests to replace Reliance as Rights Agent under the Agreement with SunTrust;

         WHEREAS, the parties desire and deem it to be in their mutual best interests to amend the Agreement as set forth in this First Amendment; and

         WHEREAS, SunTrust currently serves as transfer agent for Innotrac;

         NOW, THEREFORE, for and in consideration of the premises and the mutual agreements contained herein, the parties hereto agree, represent and warrant as follows:

         SECTION 1. DEFINED TERMS. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

         SECTION 2.        APPOINTMENT OF SUNTRUST AS SUCCESSOR RIGHTS AGENT.
(a) Effective upon execution of this First Amendment, Innotrac hereby appoints SunTrust to succeed Reliance as Rights Agent under the Agreement. Upon the effectiveness of the appointment, SunTrust shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent under the Agreement without further act or deed.

         (b) Reliance shall deliver and transfer to SunTrust any property held by Reliance under the Agreement, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose.

         SECTION 3. REPRESENTATIONS AND WARRANTIES OF SUNTRUST. SunTrust hereby represents and warrants that it is either (a) a corporation organized and doing business under the laws of the United States or of the State of Georgia (or any other state of the United States so long as such corporation is authorized to do business as a banking institution in the State of Georgia), in good standing, having a principal office in the State of Georgia, and authorized under such laws to exercise stock transfer or corporate trust powers and is subject to supervision or examination by federal or state authority or (b) an Affiliate of a corporation described in SECTION 3(A).

         SECTION 4.        AMENDMENT OF SECTION 18(A) OF THE AGREEMENT.
Effective immediately after the appointment of SunTrust as successor Rights Agent under the


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Agreement, the second sentence of Section 18(a) of the Agreement is hereby deleted in its entirety and the following new second sentence of Section 18(a) is inserted in lieu thereof:

         "The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, or expense, incurred without gross negligence, bad faith or willful misconduct on the part of the Rights Agent, for anything done or omitted by the Rights Agent in connection with the acceptance and administration of this Agreement or the exercise or performance of its duties hereunder, including the costs and expenses of defending against any claim of liability."

         SECTION 5.        AMENDMENT OF SECTION 20(C) OF THE AGREEMENT.
Effective immediately after the appointment of SunTrust as successor Rights Agent under the Agreement, Section 20(c) of the Agreement is hereby deleted in its entirety and the following new Section 20(c) is inserted in lieu thereof:

                  "(c)     The Rights Agent shall be liable hereunder only for
         its own gross negligence, bad faith or willful misconduct."

         SECTION 6. AMENDMENT OF SECTION 27 OF THE AGREEMENT. Effective immediately after the appointment of SunTrust as successor Rights Agent under the Agreement, the following sentence is hereby added to the end of Section 27 of the Agreement:

         "Notwithstanding anything contained in this Agreement to the contrary, no supplement or amendment shall be made which affects the duties, standard of care and indemnification of the Rights Agent without the express consent of the Rights Agent."

         SECTION 7. NOTICES TO SUNTRUST. Any notices to SunTrust as Rights Agent pursuant to Section 26 of the Agreement shall be made to the following address or such other address as SunTrust shall specify in writing to
Innotrac:

                                    SunTrust Bank
                                    Stock Transfer Department
                                    Mail Code 258
                                    Post Office Box 4625
                                    Atlanta, Georgia 30302
                                    Attention: Department Manager

         SECTION 8. WAIVER OF NOTICE UNDER SECTION 21. Reliance and SunTrust agree to waive any notice required under Section 21 of the Agreement with respect to the appointment of SunTrust as successor Rights Agent.

         SECTION 9. NO OTHER CHANGES. Except as set forth in this First Amendment, the other provisions of the Agreement shall remain in full force and effect in accordance


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with their respective terms. Except as expressly set forth in this First
Amendment, nothing contained herein shall constitute a waiver of any rights or claims of any party heretofore or hereafter arising under or related to the Agreement.

         IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first above written.

                                    INNOTRAC CORPORATION


                                    By:/s/David L. Gamsey
                                       -----------------------------------------
                                       Name: David L. Gamsey
                                       Title: Senior Vice President, Chief
                                       Financial Officer and Secretary

                                    RELIANCE TRUST COMPANY


                                    By:/s/Jerry W. Dawson
                                       -----------------------------------------
                                       Name: Jerry W. Dawson
                                       Title: Senior Vice President

                                    SUNTRUST BANK


                                    By:/s/Sandra Benefield
                                       -----------------------------------------
                                       Name: Sandra Benefield
                                       Title: Assistant Vice President


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